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(HAWK CORPORATION LOGO)                                             EXHIBIT 99.1

HAWK ANNOUNCES EXPIRATION OF CASH TENDER OFFER FOR 12% SENIOR NOTES
DUE 2006

Cleveland, Ohio - October 29, 2004 - Hawk Corporation (AMEX: HWK) announced today that its cash tender offer for any and all of its $66.3 million outstanding principal amount of 12% Senior Notes due 2006 (the "Notes") expired at midnight, New York City time, on October 28, 2004, as scheduled. A total of $34,131,166, or approximately 51.5%, of the Notes were validly tendered prior to the expiration of the tender offer and have been accepted for payment.

Jefferies & Company, Inc. is the exclusive dealer manager in connection with the tender offer. Questions regarding the tender offer or requests for documentation may be directed to Jeff Zolkin at Jefferies & Company, Inc., telephone number
(504) 681-5774.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any securities. The tender offer was made solely by the Offer to Purchase and Consent Solicitation Statement dated September 30, 2004.

THE COMPANY

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company's performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees and 16 manufacturing, research and administrative sites in 5 countries at its continuing operations.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements regarding Hawk's tender offer that involve risks and uncertainties. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of Hawk that could cause actual results to differ materially from such statements. Hawk cannot provide assurance that the tender offer will be completed. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results
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to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and Hawk undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

COMPANY CONTACT INFORMATION
Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553

Thomas A. Gilbride, Vice President - Finance
(216) 861-3553


Hawk Corporation is online at: www.hawkcorp.com